Exhibit 99.1

Introduction to Unaudited Pro Forma Combined Financial Information

As previously disclosed on June 17, 2013, Hawaii Pacific Energy, LLC, a Delaware limited liability company (“HPE” or the “Buyer”) and wholly owned subsidiary of Par Petroleum Corporation, entered into a Membership Interest Purchase Agreement (as amended, the “HIE Purchase Agreement”). Pursuant to the HIE Purchase Agreement, the Buyer agreed to acquire (the “HIE Acquisition”) from Tesoro Corporation, a Delaware corporation (the “Seller”), all of the issued and outstanding units (the “Purchased Units”) representing the membership interests in Tesoro Hawaii, LLC, a Hawaii limited liability company subsequently renamed Hawaii Independent Energy, LLC (“HIE”), and indirectly HIE’s wholly owned subsidiary, Smiley’s Super Service, Inc., a Hawaii corporation (the “Acquired Subsidiary”). HIE and the Acquired Subsidiary own, operate and use (i) a petroleum refinery located at the Campbell Industrial Park in Kapolei, Hawaii (the “Refinery”), (ii) certain pipeline assets, floating pipeline mooring equipment, and refined products terminals, and (iii) retail assets selling fuel products and merchandise on the islands of Oahu, Maui and Hawaii.

On September 25, 2013 (the “Effective Date”), the Buyer completed the HIE Acquisition for an aggregate purchase price of $75 million, paid in cash at the closing plus net working capital plus inventories at closing plus certain contingent earnout payments of up to $40 million. The earnout payments, if any, are to be paid annually following each of the three calendar years beginning January 1, 2014, through the year ending December 31, 2016, in an amount equal to 20% of the consolidated annual gross margin of HIE in excess of $165 million during such calendar years, with an annual cap of $20 million. In the event that the Refinery ceases operations or in the event the Buyer disposes of any facility used in the acquired business, Buyer’s obligation to make earnout payments could be modified and/or accelerated as provided in the HIE Purchase Agreement. The consideration was paid with a portion of the proceeds from the sale of 143,884,892 shares of common stock or 14,388,489 shares as adjusted for the 1:10 reverse stock split effective January 29, 2014 for trading purposes, in a private placement transaction (“the PIPE”), as well as, from amounts received pursuant to supply and exchange agreements with Barclays Bank PLC and an ABL credit facility with Deutche Bank AG New York Branch.

References to “we,” “our,” or the “Company” refer to Par Petroleum Corporation and its subsidiaries.

Description of Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma combined statement of operations for the year ended December 31, 2013 combines our audited historical statement of operations for the year ended December 31, 2013, as filed with the Securities and Exchange Commission  ("SEC") in our Annual Report on Form 10-K, as amended, for the period ended December 31, 2013, with HIE’s unaudited historical statement of operations for the period from January 1, 2013 through September 25, 2013, giving effect to the HIE Acquisition as if it had occurred on January 1, 2013, using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements.

The unaudited pro forma combined financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might result from the HIE Acquisition, if any. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and accompanying notes of the Company and HIE.

The unaudited pro forma combined financial statements should not be taken as representative of our future consolidated results of operations or financial condition.

PAR PETROLEUM CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

(In thousands, except per share amounts)

	Company Historical	HIE Historical	Pro Forma Adjustments		Company Pro Forma
	(a)	(b)
Revenue:
Refining, distribution and marketing revenues	$778,126	$2,100,769	$—		$2,878,895
Commodity marketing and logistics revenues	100,149	—	—		100,149
Oil and gas sales	7,739	—	—		7,739

Total revenues	886,014	2,100,769	—		2,986,783

Operating expenses:
Cost of revenues	857,476	2,033,844	—		2,891,320
Operating expenses, excluding depreciation, depletion and amortization expense shown separately below	27,251	92,696	—		119,947
Lease operating expense	5,627	—	—		5,627
Production taxes	49	—	—		49
Gain on asset disposal	—	(14,340)	14,340	(d)	—
Depreciation, depletion, and amortization	5,982	1,344	4,329	(e)	11,655
Trust litigation and settlements	6,206	—	—		6,206
General and administrative expense	21,494	14,074	—		35,568
Acquisition and integration costs	9,794	—	—		9,794

Total operating expenses	933,879	2,127,618	18,669		3,080,166

Operating loss	(47,865)	(26,849)	(18,669)		(93,383)

Other income and (expense):
Interest expense and financing costs, net	(19,471)	(230)	2,937	(c)	(16,764)
Other income	808	—	—		808
Gain on derivative instruments, net	410	—	—		410
Change in value of common stock warrants	(10,114)	—	—		(10,114)
Loss from unconsolidated affiliates	(2,941)	—	—		(2,941)

Total other expense	(31,308)	(230)	2,937		(28,601)

Loss before income taxes	(79,173)	(27,079)	(15,732)		(121,984)

Income tax benefit	—	541	—	(f)	541

Net loss	$(79,173)	$(26,538)	$(15,732)		$(121,443)

Basic loss per common share	$(4.01)				$(4.01)

Diluted loss per common share	$(4.01)				$(4.01)

Weighted average number of shares outstanding:
Basic shares	19,740		10,565	(g)	30,305
Diluted shares	19,740		10,565	(g)	30,305

See accompanying notes to pro forma condensed combined financial information.

PAR PETROLEUM CORPORATION AND SUBSIDIARIES

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

(a)	Represents our consolidated statement of operations (restated) as reported in our Form 10-K, as amended, for the year ended December 31, 2013, as filed with the SEC.
(b)	Represents HIE’s unaudited historical consolidated statement of operations for the period from January 1, 2013 through September 25, 2013.
(c)	A portion of the proceeds from the PIPE were used to repay a portion of our former Tranche B loans. Additionally, we entered into an asset-based revolving credit facility (the “ABL Facility”) upon closing the HIE Acquisition. This adjustment represents:
•	a reduction of interest expense of approximately $3.8 million to reflect (i) the reduction in accrued exit fees of $1.9 million related to the $46.8 million repayment of Tranche B loans and (ii) a reduction in interest expense of $1.9 million related to the repayment of the Tranche B loans assuming an annual interest rate of approximately 9.75%; partially offset by
•	additional interest of $0.9 million associated with the $15 million borrowed under the ABL Facility in order to fund a portion of the purchase price for the HIE Acquistion and provide working capital, assuming an annual interest rate of approximately 4.5%.
(d)	Represents the elimination of the gain recognized by HIE for the reversal of certain liabilities upon entering the HIE Purchase Agreement which related to certain asset retirement obligations.
(e)	Represents the adjustment to reflect:
•	increased depreciation expense of $3.1 million as a result of the increase in carrying value of property, plant and equipment to reflect its estimated fair value as of the closing of the HIE Acquisition; and
•	amortization of $1.2 million related to approximately $4.7 million of intangible assets recorded in connection with the application of purchase accounting.
(f)	No adjustment for income taxes is required for the year ended December 31, 2013. The Company has Federal net operating loss carryforwards available to offset federal taxable income generated by HIE in 2013.
(g)	The weighted average shares outstanding were adjusted to reflect the additional shares issued in connection with the PIPE upon closing of the HIE Acquisition and assumes those shares had been issued and outstanding as of January 1, 2013.